                                                                      Exhibit 16

KANE, HOFFMAN
& DANNER, P.A.

February 21, 2001

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Ladies and Gentlemen:

We have been furnished with a copy of the response to Item 4 of the Form 8-K for the event that occurred on January 24, 2001, filed on January 25, 2001 by our former client, Med/Waste, Inc. (Commission No. 0-22294). We agree with the statements made in response to that Item insofar as they relate to our Firm, except as follows:

1. Our letter of engagement to perform an audit of the 2000 consolidated financial statements, was not accepted by the audit committee of Med/Waste.

2. Item 303(2)(1)(iv)(b) of Regulation S-B requires disclosure of events wherein the former accountant has advised the registrant that the internal accounting controls necessary for the registrant to develop reliable financial statements may not exist. In that regard, by letter dated January 8, 2001, Kane Hoffman &, Danner, P.A., communicated to the registrant certain material weaknesses in internal controls noted during the year ended December 31, 2000, in the following areas all of which relate to SMI, a subsidiary of Med/Waste, Inc.

     o Internal control over accounts receivable of SMI, a subsidiary of Med/Waste, Inc.



Very Truly yours,


Kane Hoffman & Danner, P.A.
Original manually signed by:
Richard Hoffman

              CERTIFIED PUBLIC ACCOUNTANTS / BUSINESS CONSULTANTS

            1101 Brickell Avenue, Suite M-101, Miami, Florida 33131
                Telephone: 305-789-7900 Facsimile - 305-739-7901
1900 N.W. Corporate Blvd., Suite 200 - West Building, Boca Raton, Florida 33431
                Telephone: 561-982-8388 Facsimile: 561-362-9202